Exhibit 99.9

AMENDING AGREEMENT

TO OMNIBUS INCENTIVE PLAN OF ENCANA CORPORATION

RECITALS:

A.

It was determined that Encana Corporation (“Encana”) reorganize the structure of Encana and its subsidiaries pursuant to a series of reorganization transactions, which included, among other things, (i) completing an arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act, pursuant to which, among other things, Encana completed a consolidation of the common shares of Encana (“Encana Common Shares”) on the basis of one post-consolidation share for each five pre-consolidation shares (the “Share Consolidation”), (ii) Ovintiv Inc. (the “Corporation”), a wholly-owned subsidiary of Encana, ultimately acquiring all of the issued and outstanding Encana Common Shares in exchange for shares of the Corporation on a one-for-one basis and becoming the parent company of Encana and its subsidiaries, and (iii) following the completion of the Arrangement, the Corporation migrating out of Canada and becoming a Delaware corporation (collectively, the “Reorganization”).

B.

Prior to the Reorganization, Encana administered the “Omnibus Incentive Plan of Encana Corporation” (the “Omnibus Plan”), which was adopted as of February 13, 2019, pursuant to which a number of incentive awards were made to Encana employees, officers and directors (the “Encana Awards”).

C.	As part of the Reorganization, and as of the Effective Date (as defined below), the Corporation assumed all of the outstanding Encana Awards.

D.

The Corporation wishes to continue the administration of an omnibus incentive plan for employees, officers and directors of the Corporation on substantially the same terms as set forth in the Omnibus Plan and the Grant Agreements (as defined below) and hereby adopts the Omnibus Plan in its entirety, subject to certain modifications.

E.	To clarify and confirm the above, the Corporation wishes to amend the Omnibus Plan as more particularly set forth in this Agreement.

F.	Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Omnibus Plan.

THEREFORE:

ARTICLE 1

AMENDMENTS

1.1	Effective Date

This Amending Agreement (this “Agreement”) is effective as of January 24, 2020 (the “Effective Date”).

1.2	References

All references to “Encana Corporation”, including its logo, in the Omnibus Plan are deleted and replaced with “Ovintiv Inc.” and the Corporation’s logo.

All references to “principal office in Calgary, Alberta” are deleted and replaced with “principal office in Denver, Colorado”.

1.3	Cover Page

The language on the cover page and page 1 of the Omnibus Plan, which reads “Effective from February 13, 2019” is deleted and replaced with:

Adopted with effect from January 24, 2020

1.4	Definitions

Section 1.2(q) of the Omnibus Plan is deleted and replaced with:

(q) “Corporation” means Ovintiv Inc., a corporation incorporated under the laws of the State of Delaware, and any successor corporation whether by amalgamation, merger or otherwise.

1.5	Plan Maximums

The provision forming part of Section 3.1 of the Omnibus Plan that reads “granted under this Plan shall be 30,000,000.” is deleted and replaced with:

granted under this Plan shall be 6,000,000.

1.6	Governing Law and Interpretation

The provision forming part of Section 14.7 of the Omnibus Plan that reads “This Plan and all Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the Province of Alberta, without reference to principles of conflict of laws, and the federal laws of Canada, as applicable.”, is deleted and replaced with:

This Plan and all Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

1.7	Effectiveness

Section 12.1 of the Omnibus Plan is deleted and replaced with:

Effectiveness. This Plan is effective as of January 24, 2020 (the “Effective Date”).

1.8	Adjustment and Redenomination

In accordance with Section 3.6 of the Omnibus Plan, the Board has determined that:

(a)

the Encana Awards awarded under the Omnibus Plan prior to the Effective Date have been redenominated to reflect the Share Consolidation, such that for every five Encana Awards held by a Participant prior to the Share Consolidation, the Participant now holds one Award following completion of the Reorganization (including the Share Consolidation). Such Encana Awards have been evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates registered in the name of the Participant, in accordance with Section 6.2 of the Omnibus Plan, as amended by this Agreement (the “Amended Plan”) and shall thereafter be considered Awards for purposes of the Amended Plan. For greater certainty, any elections made by a Participant in connection with the Encana Awards (including but not limited to elections made by U.S. Participants as of the date(s) on which such Awards are to be redeemed) remain valid and binding, and cannot be revoked or otherwise modified except in accordance with the terms of the Amended Plan. Further, any provisions under the Omnibus Plan or the Grant Agreements with respect to the timing of payments of the Encana Awards awarded under the Omnibus Plan will continue to apply to the Awards to which such Encana Awards relate, as applicable;

(b)

the “Exercise Price” of the Encana stock options awarded under the 2019 Stock Option Grant Agreement (the “Option Grant Agreement”) prior to the Effective Date, as defined in Section 1(e) and as set forth on the cover page of the Option Grant Agreement, has been adjusted to reflect the Share Consolidation, such that the “Exercise Price” of such Encana stock options is the value of the “Exercise Price” of the Encana stock options as set forth on the cover page of the applicable Option Grant Agreement multiplied by five; and

(c)

the “Grant Price” of the Encana stock appreciation rights awarded under the 2019 Stock Appreciation Rights Grant Agreement (the “SARS Grant Agreement”) prior to the Effective Date, as set forth on the cover page of the SARS Grant Agreement, has been adjusted to reflect the Share Consolidation, such that the “Grant Price” is the value of the “Grant Price” of such Encana stock appreciation rights as set forth on the cover page of the applicable SARS Grant Agreement multiplied by five.

1.9	Cost Allocation

Notwithstanding anything else in the Omnibus Plan or this Agreement, the Corporation and Ovintiv Canada ULC (formerly known as Encana) (“Ovintiv Canada”) may allocate the cost of the Encana Awards between them based on the amount of time that each such Encana Award was outstanding on a pre-Share Consolidation and post-Share Consolidation basis, or on such other basis as may be agreed to between the Corporation and Ovintiv Canada, acting reasonably.

1.10	Omnibus Plan Grant Agreements

(a)	This Agreement applies to each grant agreement that has been executed with respect to Encana Awards using the following grant agreement templates:

(i)	2019 Stock Option Grant Agreement;

(ii)	2019 Stock Appreciation Rights Grant Agreement;

(iii)	2019 PSU Grant Agreement;

(iv)	2019 RSU Grant Agreement;

(v)	Director 2019 RSU Grant Agreement;

(vi)	Canadian Employee 2018 RSU Grant Agreement;

(vii)	Canadian Executive 2018 RSU Grant Agreement;

(viii)	U.S. Employee 2018 RSU Grant Agreement;

(ix)	U.S. Executive 2018 RSU Grant Agreement;

(x)	Canadian Employee 2018 PSU Grant Agreement;

(xi)	Canadian Executive 2018 PSU Grant Agreement;

(xii)	U.S. Employee 2018 PSU Grant Agreement; and

(xiii)	U.S. Executive 2018 PSU Grant Agreement,

(collectively, the “Grant Agreements”).

(b)

Section 13 of the Director 2019 RSU Grant Agreement, Section 16 of the 2019 Stock Appreciation Rights Grant Agreement, Section 17 of the 2019 RSU Grant Agreement, and Section 19 of the 2019 Stock Option Grant Agreement and the 2019 PSU Grant Agreement, is deleted and replaced with:

Choice of Law. This Agreement and the rights of all parties hereunder and the construction of each and every provision hereof shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law. In the event of a dispute, Participant agrees to submit to the jurisdiction of the courts of the State of Delaware.

(c)

The provision forming part of Section 15 of the Director 2019 RSU Grant Agreement, Section 19 of the 2019 Stock Appreciation Rights Grant Agreement and the 2019 RSU Grant Agreement, Section 21 of the 2019 PSU Grant Agreement, and Section 22 of the 2019 Stock Option Grant Agreement, which reads “Should Participant have any questions regarding the Corporation’s collection, use and disclosure of Participant’s Personal Information, Participant should contact Encana’s Privacy Officer at privacy@encana.com”, is deleted and replaced with:

Should Participant have any questions regarding the Corporation’s collection, use and disclosure of Participant’s Personal Information, Participant should contact Ovintiv’s Privacy Officer at privacy@ovintiv.com.

(d)

Section 13 of the Canadian Employee 2018 PSU Grant Agreement and the U.S. Employee 2018 PSU Grant Agreement, Section 14 of the Canadian Executive 2018 PSU Grant Agreement and the U.S. Executive 2018 PSU Grant Agreement, Section 15 of the Canadian Employee 2018 RSU Grant Agreement and the U.S. Employee 2018 RSU Grant Agreement, and Section 16 of the Canadian Executive 2018 RSU Grant Agreement and the U.S. Executive 2018 RSU Grant Agreement, is deleted and replaced with:

This Agreement and the rights of all parties and the construction of each and every provision hereof and the Plan and any RSUs granted hereunder shall at all times and for all purposes be construed according to the laws of the State of Delaware and shall be treated in all respects as a Delaware contract, without reference to the principles of conflicts of law. In the event of a dispute, You agree to submit to the jurisdiction of the courts of the State of Delaware.

(e)

The provision forming part of Section 15 of the Canadian Employee 2018 PSU Grant Agreement and the U.S. Employee 2018 PSU Grant Agreement, Section 16 of the Canadian Executive 2018 PSU Grant Agreement and the U.S. Executive 2018 PSU Grant Agreement, Section 17 of the Canadian Employee 2018 RSU Grant Agreement and the U.S. Employee 2018 RSU Grant Agreement, and Section 18 of the Canadian Executive 2018 RSU Grant Agreement and the U.S. Executive 2018 RSU Grant Agreement, which reads “Should You have any questions regarding the Corporation’s collection, use and disclosure of Your Personal Information, You should contact Encana’s Privacy Officer at privacy@encana.com”, is deleted and replaced with:

Should You have any questions regarding the Corporation’s collection, use and disclosure of Your Personal Information, contact Ovintiv’s Privacy Officer at privacy@ovintiv.com.

(f)

The provision forming part of Schedule “A” of the 2019 RSU Grant Agreement, the Canadian Executive 2018 RSU Grant Agreement and the U.S. Executive 2018 RSU Grant Agreement, and Schedule “B” of the 2019 Stock Option Grant Agreement, the 2019 Stock Appreciation Rights Grant Agreement, the 2019 PSU Grant Agreement, the Canadian Executive 2018 PSU Grant Agreement, and the U.S. Executive 2018 PSU Grant Agreement, which reads “By resolution of the Board of Directors (the “Board”) of Encana Corporation (“Encana” or the “Corporation”), this Policy is effective as of the 22nd day of October, 2012 (the “Effective Date”).”, is deleted and replaced with:

By resolution of the Board of Directors (the “Board”) of Ovintiv Inc. (“Ovintiv” or the “Corporation”), this Policy is effective as of the 24th day of January, 2020 (the “Effective Date”).

ARTICLE 2

GENERAL

2.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws in force in the State of Delaware, without reference to conflict of laws principles.

2.2	Execution and Delivery

This Agreement may be signed or executed by facsimile or portable document format and the signing or execution by way of facsimile or portable document format shall have the same effect as the signing or execution of the original.

[Signature Page Follows]

IN WITNESS OF WHICH the Corporation has executed this Agreement as of the Effective Date set forth above.

OVINTIV INC.

By:	/s/ Mike Williams
Name: Mike Williams
Title: Executive Vice-President, Corporate Services

Signature Page to Amendment to Omnibus Incentive Plan of Encana Corporation